Exhibit 99.1

Itron Announces Third Quarter 2013 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 30, 2013--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter and nine months ended September 30, 2013. Highlights include:

• Quarterly and nine month revenues of $495 million and $1.4 billion;

• Quarterly and nine month non-GAAP diluted net earnings per share of 65 cents and $1.54;

• Quarterly and nine month adjusted EBITDA of $46 million and $118 million;

• Twelve-month backlog of $582 million and total backlog of $1.1 billion; and

• Quarterly bookings of $457 million.

“Our third quarter revenue and non-GAAP earnings performance improved compared to the first two quarters of the year,” said Philip Mezey, Itron’s president and chief executive officer. “Revenues increased sequentially in each business line: electric, gas and water. I am also encouraged by the progress of our ongoing efforts to improve efficiencies, advance our pace of product development and to lower expenses.”

Financial Results

Revenues were $495 million for the quarter and $1.4 billion for the first nine months of 2013 compared with $504 million and $1.7 billion in the same periods in 2012. Changes in foreign currency exchange rates unfavorably impacted revenue by $3 million for the quarter and $11 million for the first nine months of 2013. Excluding the impact from foreign currency, revenues for the quarter and nine month period decreased $6 million and $218 million compared with the same periods in 2012. The decrease for the quarter and nine month period was driven by lower Energy segment revenues primarily related to the completion of several OpenWay projects in North America, partially offset by an increase in Water segment revenues.

Gross margin for the quarter was 30.3 percent compared with the prior year period margin of 34.1 percent. For the first nine months of 2013, gross margin was 31.6 percent compared with 33.3 percent in the prior year period. Gross margin declined for the quarter and nine month period primarily due to a charge recorded in the third quarter for increased costs on an OpenWay project in North America and the impact of product mix and lower volumes.

GAAP operating expenses were $157 million in the quarter and $436 million for the first nine months of 2013 compared with $126 million and $420 million in the same periods of 2012. The increase in expenses for the quarter and nine month period was primarily due to restructuring expenses. During the quarter, the company approved restructuring projects to reduce headcount and restructure its operations to increase efficiency and lower costs.

GAAP operating loss for the quarter was $6 million compared with operating income of $46 million in the 2012 period. For the first nine months of 2013, GAAP operating income was $14 million compared with $132 million in the 2012 period. GAAP net loss for the quarter was $7 million, or 19 cents per diluted share, compared with net income of $35 million, or 89 cents per diluted share. For the first nine months of 2013, GAAP net income and diluted earnings per share were $8 million, or 19 cents per share, compared with $92 million, or $2.31 per share, in the same period in 2012. The decrease in GAAP operating income and net income was attributable to lower gross profit and higher operating expenses related primarily to restructuring, partially offset by lower tax expense.

Non-GAAP operating expenses, which excludes amortization of intangibles, restructuring charges and acquisition related expenses, were $117 million for the quarter which is consistent with the prior year period. For the nine month period, non-GAAP operating expenses decreased $6 million over the same period in 2012. The decrease in non-GAAP operating expenses was due to lower global sales, marketing and product development expenses, partially offset by an increase in general and administrative expenses primarily related to legal reserves.

Non-GAAP operating income was $33 million and $80 million for the quarter and nine month period compared with $54 million and $176 million in the same periods in 2012. Non-GAAP net income and diluted EPS for the quarter and nine month period were $25 million, or 65 cents per share, and $61 million, or $1.54 per share. This compares with $39 million, or 97 cents per share, and $122 million, or $3.04 per share, in the same periods in 2012. The decrease in non-GAAP operating income and net income was attributable to lower gross profit partially offset by lower tax expense.

Free cash flow was $31 million for the quarter compared with $34 million in the prior year quarter. Free cash flow in the third quarter was positively impacted by the collection of accounts receivable. Free cash flow for the nine month period was $21 million compared with $103 million in the same period in 2012. The decrease over the prior year period was due primarily to lower earnings.

During the quarter, the company repurchased 174,200 shares of Itron common stock at an average price of $42.71 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock during a 12-month period beginning March 2013. As of September 30, 2013, the company had repurchased 559,000 shares of Itron common stock at an average price of $42.16 per share since inception of the program, representing approximately one percent of total shares outstanding as of March 2013.

Financial Guidance

Regarding the full year, Steve Helmbrecht, Itron executive vice president and chief financial officer, said, “Given our third quarter results and softness in Europe, we anticipate our full year results will be at the low end of our guidance range of $1.95 billion to $2 billion of revenue and $2.25 to $2.55 of non-GAAP earnings per share.”

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Daylight Time (EDT) on Oct. 30, 2013. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. The webcast replay will be available within 90 minutes of the conclusion of the live call and will be available for two weeks. A telephone replay of the conference call will be available at 10:00 p.m. EDT on Oct. 30, 2013 through 10:00 p.m. EST on Nov. 4, 2013. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 8002273.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$495,491	$504,063	$1,425,202	$1,654,843
Cost of revenues	345,407	332,266	975,407	1,103,196
Gross profit	150,084	171,797	449,795	551,647

Operating expenses
Sales and marketing	44,050	44,913	138,448	145,616
Product development	41,495	43,299	129,184	134,295
General and administrative	32,260	30,743	104,172	100,763
Amortization of intangible assets	10,388	11,929	31,379	35,867
Restructuring expense	28,379	(5,054)	32,777	3,455
Total operating expenses	156,572	125,830	435,960	419,996

Operating income (loss)	(6,488)	45,967	13,835	131,651
Other income (expense)
Interest income	146	297	1,401	667
Interest expense	(2,847)	(2,551)	(7,521)	(7,594)
Other income (expense), net	(158)	(1,269)	(2,717)	(4,224)
Total other income (expense)	(2,859)	(3,523)	(8,837)	(11,151)

Income (loss) before income taxes	(9,347)	42,444	4,998	120,500
Income tax benefit (provision)	2,589	(6,547)	3,936	(26,740)
Net income (loss)	(6,758)	35,897	8,934	93,760
Net income attributable to non-controlling interests	590	550	1,313	1,445
Net income (loss) attributable to Itron, Inc.	$(7,348)	$35,347	$7,621	$92,315

Earnings (loss) per common share - Basic	$(0.19)	$0.90	$0.19	$2.32
Earnings (loss) per common share - Diluted	$(0.19)	$0.89	$0.19	$2.31

Weighted average common shares outstanding - Basic	39,127	39,472	39,325	39,756
Weighted average common shares outstanding - Diluted	39,127	39,791	39,623	40,042

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Energy
Electricity	$216,615	$226,552	$605,990	$794,496
Gas	143,240	150,937	416,166	465,338
Total Energy	$359,855	$377,489	$1,022,156	$1,259,834
Water	135,636	126,574	403,046	395,009
Total Company	$495,491	$504,063	$1,425,202	$1,654,843

Gross profit
Energy	$102,940	$125,503	$311,167	$409,057
Water	47,144	46,294	138,628	142,590
Total Company	$150,084	$171,797	$449,795	$551,647

Operating income (loss)
Energy	$(9,284)	$30,978	$5,960	$116,211
Water	17,225	22,293	45,189	49,896
Corporate unallocated	(14,429)	(7,304)	(37,314)	(34,456)
Total Company	$(6,488)	$45,967	$13,835	$131,651

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Meters
Standard	3,480	4,110	12,650	13,610
Advanced and Smart	1,100	1,700	4,070	6,110
Total meters	4,580	5,810	16,720	19,720

Stand-alone communication modules
Advanced and Smart	1,420	1,500	4,110	5,050

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$122,047	$136,411
Accounts receivable, net	349,292	375,326
Inventories	194,702	170,719
Deferred tax assets current, net	42,133	33,536
Other current assets	108,614	104,958
Total current assets	816,788	820,950

Property, plant, and equipment, net	249,072	255,212
Deferred tax assets noncurrent, net	53,339	44,584
Other long-term assets	28,556	28,908
Intangible assets, net	204,630	238,771
Goodwill	712,710	701,016
Total assets	$2,065,095	$2,089,441

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$202,650	$227,739
Other current liabilities	77,449	49,950
Wages and benefits payable	84,571	91,802
Taxes payable	13,940	9,305
Current portion of debt	24,375	18,750
Current portion of warranty	20,102	27,115
Unearned revenue	43,953	42,712
Total current liabilities	467,040	467,373

Long-term debt	375,000	398,750
Long-term warranty	25,929	26,490
Pension plan benefit liability	92,607	90,533
Deferred tax liabilities noncurrent, net	11,415	16,682
Other long-term obligations	82,664	80,100
Total liabilities	1,054,655	1,079,928

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,288,221	1,294,213
Accumulated other comprehensive loss, net	(36,333)	(34,384)
Accumulated deficit	(259,241)	(266,862)
Total Itron, Inc. shareholders' equity	992,647	992,967
Non-controlling interests	17,793	16,546
Total equity	1,010,440	1,009,513
Total liabilities and equity	$2,065,095	$2,089,441

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2013	2012
Operating activities
Net income	$8,934	$93,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,749	81,856
Stock-based compensation	14,276	14,319
Amortization of prepaid debt fees	1,244	1,176
Deferred taxes, net	(17,490)	1,505
Restructuring expense, non-cash	27	(4,841)
Other adjustments, net	(462)	(119)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	21,925	46,493
Inventories	(27,833)	(4,619)
Other current assets	(9,447)	(21,525)
Other long-term assets	4,719	1,624
Accounts payables, other current liabilities, and taxes payable	11,652	(39,368)
Wages and benefits payable	(7,844)	(16,869)
Unearned revenue	3,418	9,201
Warranty	(6,937)	(23,610)
Other operating, net	(4,054)	(1,980)
Net cash provided by operating activities	65,877	137,003

Investing activities
Acquisitions of property, plant, and equipment	(44,548)	(34,278)
Business acquisitions, net of cash equivalents acquired	(860)	(79,874)
Other investing, net	3,705	4,005
Net cash used in investing activities	(41,703)	(110,147)

Financing activities
Proceeds from borrowings	35,000	70,000
Payments on debt	(53,125)	(101,252)
Issuance of common stock	3,842	3,778
Repurchase of common stock	(23,566)	(40,700)
Other financing, net	1,765	(342)
Net cash used in financing activities	(36,084)	(68,516)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,454)	48
Decrease in cash and cash equivalents	(14,364)	(41,612)
Cash and cash equivalents at beginning of period	136,411	133,086
Cash and cash equivalents at end of period	$122,047	$91,474

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring and acquisitions. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring and acquisitions. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense and acquisition related expense, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income (loss)	$ (9,284)	$ 30,978	$ 5,960	$ 116,211
Amortization of intangible assets	7,702	8,735	23,220	26,077
Restructuring expense	23,825	(218)	24,438	3,536
Acquisition related expenses	582	1,348	1,808	1,828
Energy - Non-GAAP operating income	$ 22,825	$ 40,843	$ 55,426	$ 147,652

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$ 17,225	$ 22,293	$ 45,189	$ 49,896
Amortization of intangible assets	2,686	3,194	8,159	9,790
Restructuring expense	2,337	(4,991)	3,456	(871)
Water - Non-GAAP operating income	$ 22,248	$ 20,496	$ 56,804	$ 58,815

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$ (14,429)	$ (7,304)	$ (37,314)	$ (34,456)
Restructuring expense	2,217	155	4,883	790
Acquisition related expenses	-	44	3	2,962
Corporate unallocated - Non-GAAP operating loss	$ (12,212)	$ (7,105)	$ (32,428)	$ (30,704)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$ (6,488)	$ 45,967	$ 13,835	$ 131,651
Amortization of intangible assets	10,388	11,929	31,379	35,867
Restructuring expense	28,379	(5,054)	32,777	3,455
Acquisition related expenses	582	1,392	1,811	4,790
Non-GAAP operating income	$ 32,861	$ 54,234	$ 79,802	$ 175,763

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$ 156,572	$ 125,830	$ 435,960	$ 419,996
Amortization of intangible assets	(10,388)	(11,929)	(31,379)	(35,867)
Restructuring expense	(28,379)	5,054	(32,777)	(3,455)
Acquisition related expenses	(582)	(1,392)	(1,811)	(4,790)
Total Company - Non-GAAP operating expense	$ 117,223	$ 117,563	$ 369,993	$ 375,884

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss)	$ (7,348)	$ 35,347	$ 7,621	$ 92,315
Amortization of intangible assets	10,388	11,929	31,379	35,867
Amortization of debt placement fees	391	398	1,169	1,161
Restructuring expense	28,379	(5,054)	32,777	3,455
Acquisition related expenses	582	1,392	1,811	4,790
Income tax effect of non-GAAP adjustments	(6,934)	(5,298)	(13,906)	(15,947)
Non-GAAP net income	$ 25,458	$ 38,714	$ 60,851	$ 121,641

Non-GAAP diluted EPS	$ 0.65	$ 0.97	$ 1.54	$ 3.04

Weighted average common shares outstanding - Diluted	39,425	39,791	39,623	40,042

ADJUSTED EBITDA
GAAP net income (loss)	$ (7,348)	$ 35,347	$ 7,621	$ 92,315
Interest income	(146)	(297)	(1,401)	(667)
Interest expense	2,847	2,551	7,521	7,594
Income tax (benefit) provision	(2,589)	6,547	(3,936)	26,740
Depreciation and amortization	24,718	27,585	73,749	81,856
Restructuring expense	28,379	(5,054)	32,777	3,455
Acquisition related expenses	582	1,392	1,811	4,790
Adjusted EBITDA	$ 46,443	$ 68,071	$ 118,142	$ 216,083

FREE CASH FLOW
Net cash provided by operating activities	$ 46,903	$ 44,613	$ 65,877	$ 137,003
Acquisitions of property, plant, and equipment	(15,653)	(10,731)	(44,548)	(34,278)
Free Cash Flow	$ 31,250	$ 33,882	$ 21,329	$ 102,725

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Marni Pilcher
Director, Investor Relations
509-891-3847